UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2023

Royalty Pharma plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-39329	98-1535773
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 East 59th Street New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 883-0200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.0001 per share	RPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2023, Royalty Pharma plc (the “Company”) and Royalty Pharma Holdings Ltd., a non-wholly owned consolidated subsidiary of the Company, entered into Amendment No. 3 (the “Third Amendment”) to the Amended and Restated Revolving Credit Agreement, dated as of September 15, 2021, as amended by Amendment No. 1 to Credit Agreement, dated as of October 31, 2022 and as further amended by Amendment No. 2 to Credit Agreement, dated as of May 16, 2023, with Bank of America, N.A., as Administrative Agent and the other lenders thereto (as so amended, the “Credit Agreement”).

The Third Amendment (i) increases the borrowing capacity under the Credit Agreement from $1.5 billion to $1.8 billion, (ii) extends the maturity of $1,690 billion of the revolving commitments under the Credit Agreement from October 31, 2027 to December 22, 2028 and (iii) makes certain other technical modifications. The remaining $110 million of revolving commitments under the Credit Agreement matures on October 31, 2027.

The Credit Agreement provides for an unsecured revolving credit facility (the “Revolving Credit Facility”) that is subject to an interest rate, at our option, of either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime rate, (2) the federal funds rate plus 0.5% and (3) Term SOFR plus 1% or (b) Daily SOFR, the Alternative Currency Term Rate or the Alternative Currency Daily Rate (each as defined in the Credit Agreement), plus in each case, the applicable margin. The Credit Agreement that governs the Revolving Credit Facility contains certain customary covenants, that among other things, require us to maintain (i) a consolidated leverage ratio at or below 4.00 to 1.00 (or at or below 4.50 to 1.00 following a qualifying material acquisition) of funded debt to Adjusted EBITDA, each as defined and calculated with the ratio level calculated with further adjustments as set forth in the Credit Agreement and (ii) a consolidated coverage ratio at or above 2.50 to 1.00 of Adjusted EBITDA to consolidated interest expense, each as defined and calculated with further adjustments as set forth in the Credit Agreement. The Credit Agreement includes customary covenants for credit facilities of its type that limit the ability to engage in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments and acquiring and disposing of assets.

The foregoing summary of the Third Amendment and the Credit Agreement is qualified by reference to the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this report is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d)     Exhibits

10.1	Amended and Restated Revolving Credit Agreement, dated as of September 15, 2021, as amended by Amendment No. 1, dated as of October 31, 2022, as amended by Amendment No. 2, dated as of May 16, 2023, as amended by Amendment No. 3, dated as of December 22, 2023, among Royalty Pharma plc, Royalty Pharma Holdings Ltd., Bank of America, N.A., as Administrative Agent, the other parties thereto, and the lenders and issuing banks from time to time party thereto.

Exhibit 104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2023

ROYALTY PHARMA PLC

By:	/s/ Terrance Coyne
Terrance Coyne
Chief Financial Officer